Here Enterprises, Inc.
927 Kelvin Street
Coquitlam, BC V3J 4W7
Canada

Attention:	Roger Williams, President

Dear Sirs:

Re:	Here Enterprises, Inc. - Registration Statement on Form SB-2/A filed on
October 10, 2007

                                        We have acted as counsel to Here Enterprises, Inc. (the "Company"), a Nevada corporation, in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") through which up to 2,590,000 shares of the Company's common stock (the "Registered Shares"), $0.001 par value, are being registered pursuant to the Securities Act of 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on October 10, 2007.

                                        In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

                    (a)                Articles of Incorporation of the Company;

                    (b)                Bylaws of the Company;

                    (c)                Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

                    (d)                The Registration Statement; and

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                    (e)                The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

                                        We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

                                        Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are duly and validly authorized and issued, fully paid and non-assessable.

                                        This opinion letter is opining upon and is limited to the current federal laws of the United States and the Nevada General Corporation law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws be changed after the effective date of the Registration Statement by legislative action, judicial decision or otherwise.

                                        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc: United States Securities and Exchange Commission